EXHIBIT 4.4
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                        THE DESCARTES SYSTEMS GROUP INC.
                       STOCK OPTION PLAN OPTION AGREEMENT


To:       Arthur Mesher

          Date: March 6, 2001

Re:       The Descartes Systems Group Inc. Stock Option Plan


          Attached hereto is a copy of The Descartes Systems Group Inc. Stock Option Plan (the "Plan") which has been approved by the Board of Directors of The Descartes Systems Group Inc. (the "Company").

This is to advise you that you are entitled to participate in the Plan and have been granted options on 15,000 common shares (the "Shares") in the capital of the Company.

          1. The option price of the Shares is Cdn. $19.75 per share.

          2. Your option may be exercised in whole or in part, subject to the vesting rules described in Section 3 below, at any time or from time to time, up to and including, but not after, March 6, 2008, on which date your options, unless earlier terminated by reason of your death or ceasing to be a Participant (as defined in the Plan), shall expire.

          3. Your option shall vest in full on March 6, 2002.

          4. The terms and conditions of the Plan are hereby deemed to be incorporated into and to form part hereof.

          5. No share certificates representing such Shares shall be delivered until payment for the Shares has been made in full.


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If you desire to accept this option, please so indicate in the space below.
Please note that acceptance does not constitute an exercise of the option. Options must be exercised in accordance with the terms and conditions of the Plan by completing and submitting a subscription substantially in the form of Schedule A annexed to the Plan, accompanied by payment in full of the option price of the Shares in respect of which the said option is then being exercised.



                                                THE DESCARTES SYSTEMS GROUP INC.


                                                By: /s/ J. Scott Pagan
                                                    -------------------------
                                                    Name: J. Scott Pagan
                                                    Title: Corporate Secretary


I hereby desire to accept the above option and agree to the terms and the conditions hereinbefore set forth including the terms and conditions of the Plan.


/s/ Arthur Mesher
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Arthur Mesher